Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Stephen Kaufer (“Executive”) and TripAdvisor, LLC, a Delaware limited liability company (the “Company”), and is effective as of November 28, 2017 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement effective as of March 31, 2014 (the “Agreement”) to establish the terms and conditions of the Executive's employment with the Company.

WHEREAS, the Company and Executive desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1.The Agreement is hereby amended to recognize that one of the private companies on which Executive served on the Board of Directors has since become a public company and others may become a public company in the future and replacing Section 1A of the Agreement in its entirety with the following:

1A.EMPLOYMENT. The Company agrees to employ Executive as President and Chief Executive Officer of TripAdvisor, Inc., a Delaware corporation (“TripAdvisor”) and its subsidiaries (including the Company) and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During Executive's employment with the Company, Executive shall report directly to the Board of Directors of TripAdvisor (the “Board”). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive's position and status. Executive agrees to devote substantially all of Executive's working time, attention and efforts to the Company, provided that nothing set forth herein shall limit or modify Executive's charitable and club activities and activities as a member of the Board of Directors of a limited number of companies other than the Company, TripAdvisor and its subsidiaries (such board activities not to exceed without the consent of the Compensation Committee, (i) three private company board seats, (ii) any public company board seat but only to the extent that any of the private companies listed on the Company's proxy statement filed on April 26, 2017 subsequently became or becomes a public company (e.g. CarGurus, Inc.) and (iii) one not-for-profit company board seat) as long as such activities do not interfere with Executive's efforts contemplated herein. Executive shall perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time. Executive's principal place of employment shall be the Company's offices located in Needham, Massachusetts.

2.The Agreement is hereby amended to extend the term of the Agreement and replacing Section 2A. of the Agreement in its entirety with the following:

“2A.TERM OF AGREEMENT. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through March 31, 2023, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.”

3.The Agreement is hereby amended by increasing Executive's base salary and replacing Section 3.A.(a) in its entirety with the following:

“(a)BASE SALARY. Commencing on January 1, 2018, the Company shall pay Executive an annual base salary of $800,000.00 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time. Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased but not decreased.

4.The Agreement is hereby amended by removing the existing sentence below in Section 1(d) of the Standard Terms and Conditions to the Employment Agreement and replacing it with the new language also set forth below:

Existing Sentence:

The expiration of the Term shall not give rise to any payment to Executive or acceleration obligation under this Section 1(d).

New Sentence:

The expiration of the Term shall be treated for all intents and purposes (including with respect to the Employment Agreement, the TripAdvisor Severance Plan and Summary Plan Description and the TripAdvisor Amended and Restated 2011 Stock and Annual Incentive Plan, as the same may be amended from time to time) as a Termination of Employment without Cause or resignation for Good Reason not in connection with a Change in Control, and in such event, the Executive shall be entitled to the better of the benefits described in Section 1(d) of the Standard Terms and Conditions to the Employment and the TripAdvisor Executive Severance Plan and Summary Plan Description.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Amendment.

TRIPADVISOR, LLC

By:	/s/ Seth J. Kalvert
Seth J. Kalvert,
Manager and Secretary

/s/ Stephen Kaufer
Stephen Kaufer

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